Exhibit (a)(1)(M)

Form of Reminder Message about the Offer

Communication Via:     E-Mail, Slack, Asana, and/or Newsletters

Sent or Posted By:     Senior Leadership Team members, Managers, Supervisors, Head of Departments, and other employees

Sent To:            Employees

Sent or Posted On:     October 28, 2022, October [ ], 2022, and November [ ], 2022

Last week, we launched our stock option repricing program, aka our offer. All eligible employees have a one-time, voluntary opportunity to reprice the exercise price of certain of their stock options. The new exercise price will be the closing price of our stock on the day we close the offer, which is scheduled for Nov. 15.

The Stock Admin team is hosting additional company-wide information sessions about our offer on:
•November 2nd (Wednesday) at 10:00 a.m. ET; and
•November 3rd (Thursday) at 3 p.m. ET.

This is an important initiative and we want to make sure eligible employees access the information and understand their choices. To view details or participate, login to myoptionexchange.com. Visit our Global Equity page on the intranet for an FAQ and information session recording.

Questions can be sent to stockadmin@sonder.com.